Exhibit 99.1

SB Financial Group, Inc.
Q4 and Full Year 2019 Conference Call
January 24, 2020 at 11:00 a.m. Eastern

CORPORATE PARTICIPANTS

Carol Robbins - Senior Vice President, Controller

Mark Klein - Chairman, President, and Chief Executive Officer

Tony Cosentino - Chief Financial Officer

Jon Gathman - Senior Lending Officer

Ernesto Gaytan - Chief Technology Innovation Officer

PRESENTATION

Operator

Good morning, and welcome to the SB Financial Fourth Quarter and Full Year 2019 Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today's presentation, there will an opportunity to ask questions. To ask a question, you can press star, then one on your touchtone phone. To withdraw your question, please press star, then two. Please note, this event is being recorded.

I would now like to turn the conference over to Carol Robbins. Please go ahead.

Carol Robbins

Good morning, everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our website at www.yoursbfinancial.com, under Investor Relations. Joining me today are Mark Klein, Chairman, President, and CEO; Tony Cosentino, Chief Financial Officer; and Jon Gathman, Senior Lending Officer.

This call may contain forward-looking statements regarding SB Financial's performance, anticipated plans, operational results and objectives. Forward-looking statements are based on management's expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today.

We have identified a number of different factors within the forward-looking statements at the end of our earnings release, which you are encouraged to review. SB Financial undertakes no obligation to update any forward-looking statements, except as required by law, after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures.

I will now turn the call over to Mark Klein.

Mark Klein

Thank you, Carol, and good morning, everyone. Welcome to our fourth quarter 2019 conference call and webcast. Our comments today, as with prior quarters, are supplemented by our earnings release that we filed last evening. Highlights for the quarter include net income of $3.4 million, up $400,000, or a 13% increase over the prior year quarter. And for the full year, excluding our $1.1 million pretax OMSR impairment, the adjusted net income was $12.8 million, up $1.2 million, or 10% over the prior year.

Consider our results compared to the year ago quarter and year-over-year. We grew diluted earnings per share for the quarter from $0.37 to $0.42, representing a 14% improvement. And for the full year, when adjusted for the servicing rights, earnings per share were $1.62, up $0.10, or 6.6% year-over-year. We expanded our assets to $1.04 billion, up $52 million; achieved a return on average assets of 128 basis points, up 9 basis points; produced mortgage origination volume of $138 million for the quarter and set a new record of $445 million for the year; increased loan balances year-over-year to $826 million, up $54 million while increasing deposits to $840 million, up $38 million; and as with prior quarters, maintained our strong asset quality metrics.

Strategically, five key initiatives continue to consume our attention and drive our quest for high performance and now in 2020 to elite status. Revenue diversity and growth is first, more scale with organic growth, more products and services for each of our clients, excellence in operation and greater intimacy on client communications, and lastly, continuing with our key loan quality portfolio and metrics.

SB Financial Group

January 24, 2020 at 11:00 a.m. Eastern

First, revenue diversity. Net interest income of $8.6 million for the quarter provided 59% of our $14.6 million of total revenue. Our fee-based residential mortgage engine was again running at near full capacity this quarter, as we achieved originations of $138 million from over 600 clients. We were up 74% from the prior year quarter, up $79 million. For the full-year year, we originated $445 million and achieved our first $400 million year in total production.

The ability of our institution to generate this level of volume with multiple markets with generally decentralized processing was a tremendous accomplishment for our team. Our Columbus group led the way again this year with $264 million; followed by our Defiance group of $105 million; the Findlay region at $68 million; and our newest region, Indianapolis, with just $8 million, but plans for many more millions.

Non-interest income-to-total revenue was 40.9% for the fourth quarter, as we recaptured 19% of our impairment, or $300,000 pretax. For the full year, the GAAP percentage came in at 34.1%, but would increase to 35.4% when we adjust for the servicing rights impairment. Our non-interest income of $6 million was up $2 million, or 51.6% from the prior year, due to significantly higher mortgage revenue, revenue from our title agency, and higher wealth fees.

Our title agency, Peak, completed a very successful year as the newest business line of our company. Peak set a number of highs in 2019 that include total revenue of $1.1 million as well as the number of transactions of 868 and revenue in one month of $163,000. In addition to their full year bottom line impact to the corporation of $250,000, Peak increased their level of commercial title business by 20% over the prior year, installed a new operating system, enabling them to work more efficiently, and expanded their territory from just Ohio to include also Indiana and Michigan. For the year, nearly 25% of Peak’s volume included assisting State Bank clients with the purchase of a home or commercial real estate.

SBA loan production for the quarter came in at $3 million, with sales of $2.3 million. The full year of $11.8 million in production and $8.1 million in sales were certainly below our expectations, but we also recognize that the volatility in the rate markets added additional challenges to this line of business in 2019. We continue to focus on the client’s capital structure and prudent levels of leverage for each client to ensure they’re properly funding their acquisitions and/or growth.

In the last five years, our SBA bankers have provided capital for over $64 million of projects on our way to help 118 clients with their plans to expand. Our residual portfolio, the remaining unguaranteed portion on our books, now stands at approximately $12.3 million, and as before, continues a nicely weighted yield of 7.1%.

Our wealth management group achieved a key milestone in the quarter, with assets under our care now standing at an all-time high of $508 million and represents an increase over the prior year quarter of $84.4 million, or 20%. Revenue from this business line is now up to over $800,000 per quarter and is growing in the low double-digits on an annual basis. Including both on and off-balance sheet assets from all of our business lines, we now oversee $2.7 billion in assets, up over $250 million, or 10% from the prior year-end.

Our second key initiative — a broader reach and more scale. Loan growth for the linked quarter was up just slightly, as we overcame an $11.1 million scheduled residential loan sale and unexpected commercial real estate loan payoffs of $13.2 million due to rate competition. Compared to the prior year, we have grown $53.6 million, or 7%. However, with the headwinds I just mentioned, we would have been closer to our traditional 10% annual growth rate and lending.

As our commercial real estate clients have had the good fortune of monetizing some of the market gains in this past year, it has led to some early payoffs for our company. In addition, competitive pressure in some of our lower growth markets have prevented us from price matching that would not allow us to meet our margin hurdles. Still, loan interest income continued its growth in the quarter to $10.4 million, which is up $700,000, or 7% from the prior year. Deposit growth continued to be positive for the year. As I mentioned, we grew deposits to $840.2 million, up $37.7 million, or 4.7%.

SB Financial Group

January 24, 2020 at 11:00 a.m. Eastern

Third is our strategy to develop deeper relationships and more scope. Household products and services growth continued its upward trajectory in the quarter, expanding over 800 households from the year ago quarter and with these nearly 4,000 products and services. We continue to examine all aspects of our client and product delivery systems, with our first impact to include both an upgrade to a number of our higher volume ATMs and the elimination of lower producing higher cost ones in the first quarter of 2020.

We're very excited for our first implementation of AI into our company, as we are in the final stages of testing a loan pricing and profitability operating system. We will examine every loan relationship, with this new software offering multiple approaches to deliver every client above our expected total rate of return. We expect this tool to help us to offset the margin pressure we have experienced throughout 2019.

In the fourth quarter, we continued our commitment to identify needs for each of our clients as we've closed an additional $24 million in referrals from our internal business partners. For the full year now, we've closed over $71 million in new business by focusing on the client's full relationship and utilizing all of the products and services under the State Bank umbrella.

Operational excellence remains our fourth key theme. This quarter, residential mortgage refinance volume accelerated. Of our $138 million originated, $38 million, or 28%, were internal refinances, which is up from a third quarter level of $35 million, or 22%. This refinance volume continued to impact our expense amortization that Tony will touch on momentarily.

Expense levels of $10.2 million are up $1.3 million from the prior year due to the impact of our title agency, higher commission levels due to mortgage volume, our medical costs, and spending on occupancy and on data processing. Non-interest expense to average assets of 3.9% was up from the fourth quarter of 2018, but with non-interest income to average assets increasing to 2.3%, our net non-interest expense improved to a negative 1.6%. All-in, our efficiency ratio improved to 69.9% from 70.5% last year.

Our fifth and final key initiative is the asset quality I mentioned. Non-performer is flat to the linked-quarter of 0.42%. Past due loans maintained and normalized this quarter at just 0.28%. Net charge-offs for the quarter were $37,000 and for the year $212,000, or just 3 basis points. Our reserve to non-performing coverage remains in the top quartile of our peer group now at 218%. Our asset quality and our regimented approach to credit analysis and loan review late in the credit cycle here remains a strength for our company.

And now I'd like to ask Tony Cosentino to provide a bit more detail on our quarterly performance. Tony?

Tony Cosentino

Thanks, Mark, and good morning, everyone. As Mark mentioned, we had net income of $3.4 million, or $0.42 per diluted earnings per share, and adjusted diluted earnings per share for the year were up to $1.62 compared to $1.52 for the prior year, or a 6.6% increase.

Operating revenue for the quarter was up 16% from the prior year, and up 0.9% from the linked-quarter. We had positive operating leverage for the quarter of 1.1 times, as revenue rose 16% and expenses were higher by 15%.

For the year, when we adjust for the impairment, operating leverage also came in at 1.1 times. Loan sales delivered gains of $3.3 million from mortgage, small business, and agriculture. Mortgage banking revenue increased from the prior year, despite significant refinance amortization. And lastly, we continue to hold our non-performing assets steady, with the NPA ratio at quarter-end of 42 basis points.

SB Financial Group

January 24, 2020 at 11:00 a.m. Eastern

As we break down further the fourth quarter income statement, to begin with our margin. Net interest income was flat from a prior year and down to the linked quarter, as our average loan yield for the quarter of 5.02%, increased by 1 basis point from the prior year, and overall earning asset yield was down 6 basis points from the prior year to 4.8%.

Funding costs, as we know, continue to rise, although, we have reduced depository and borrowing rates in response to the recent Fed rate reductions. The rate on interest-bearing liabilities came in at 1.42% for the quarter, up 27 basis points from the prior year and up just 9 basis points for the linked quarter. Net interest margin in the quarter at 3.7%, was down 25 basis points from the prior year, and for the full year our margin was 3.82%, down 13 basis points for the full year of 2018.

Total interest expense costs have risen by 29% from the prior year due to higher borrowing costs, loan growth, and the increased competitive nature of deposit rates. As Mark indicated earlier, our strong non-interest income came from a variety of sources in the quarter, including mortgage, title agency revenue, wealth fees, and we had a small recapture of our temporary mortgage servicing rights impairment.

Total mortgage sales were $127.4 million for the quarter, up from the prior year and the linked quarter. For the quarter when we adjust for the loan sale, Mark indicated, our sold percentage was over 84% continuing to trend closer to our historical average. Total gains on sale for the quarter came in at $3 million, which was 2.4% of our sold volume. Our servicing portfolio now stands at $1.2 billion and provided revenue for the quarter of $740,000 and delivered $2.8 million in total revenue for 2019.

This servicing portfolio has increased by $114 million, or 10.6% from the prior year. The market value of those servicing rights increased slightly this quarter, with a calculated fair value of 99 basis points, which was down 18, but up 4 basis points from the prior year and linked quarters. And this did result in a recapture of our temporary servicing rights impairment. The recapture of $300,000 reduced our total impairment to $1.3 million, and with stable rates in 2020 we expect to continue to recapture this temporary impairment.

However, the substantially higher level of refinancing in the quarter did increase our normal servicing amortization by over 137%, as amortization costs were $710,000 for the quarter. At year-end, our mortgage servicing rights were $11 million, up $200,000, or 1.7% from the fourth quarter of 2018. Total operating expenses for the quarter of $10.2 million were up 15% from the prior year and also up $700,000, or 7.1% from the linked quarter. The quarter included our title agency expense of $3 million and higher mortgage commissions from the additional $59 million in volume.

As Mark did reflect, our efficiency ratio for the quarter improved from the prior year, reflecting the 16% revenue increase. When we adjust for the servicing rights, the full year operating leverage was a positive 1.1 times, which has improved from the prior two years of 0.9 times.

Now as we turn to our balance sheet, loan outstandings at year-end stood at $825.5 million, which was 79.5% of the total assets of the company. We had liability growth of $46.1 million and asset growth of 51.7 from the prior year. For the same period, the growth of our loan book was led by commercial real estate of $29.2 million followed by commercial and industrial of 23.4.

On the deposit side, we were up from the prior year by $37.7 million, which is a 4.7% growth rate. We continue to utilize our balance sheet very efficiently, as our loan-to-deposit ratio improved from the linked quarter of 97.1% to 98.3% this quarter. We have lowered deposit rates in response to the recent Fed rate decreases, and thus far balances are holding relatively flat.

SB Financial Group

January 24, 2020 at 11:00 a.m. Eastern

Looking at our capital position, we finished the quarter at $136.1 million, which is up $5.7 million, or 4.3% from the prior year. On December 26, we completed the conversion of our preferred shares to common. This improved tangible equity by $14 million and resulted in an improved tangible book value per share of $15.23. We continued our share buyback in the quarter, and we have approximately $190,000 remaining on our current share buyback authorization.

Regarding asset quality, total non-performing assets now stand at $4.3 million, down $300,000 from the linked quarter. Included in those non-performing asset totals are $0.9 million in accrued restructured credits. These restructured loans elevate our non-performing level by 8 basis points. Absent these, our total non-performing asset ratio would be just 34 basis points.

Provision expense for the quarter was $0.3 million, up $0.3 million from the prior year and level to the linked quarter. We did have loan losses in the quarter of $37,000, or 2 basis points, and for the full year $212,000, or 3 basis points. Our absolute level of loan loss allowance of $8.8 million is up 7.2% from the prior year, and our allowance to total loans percentage has remained steady at 1.06%, compared to the prior year.

I'll now turn the call back over to Mark.

Mark Klein

Thank you, Tony. As Tony mentioned, we are proud of our recent five-year journey to convert our preferred shareholders to common at year-end. All total, these shareholders earned a five-year return of 127% on their investment.

In summary, as we look back on 2019, we are excited to recall the many significant accomplishments for our company, achieved the highest net income in 16 years, or $12 million, crossed the $1 billion mark for our bank, broke the $500 million mark in wealth assets under management, managed a $1.2 billion residential portfolio that included record volume this year of, as I mentioned, $445 million, and perhaps most importantly, delivered our total shareholder market value that now exceeds $150 million.

We made some great progress this past year in a number of areas, albeit on the heels of an entire decade without a pullback or recession. As such, we believe we are well poised for even greater achievements in 2020 and beyond.

And with that, I'll turn it back to Carol for questions.

Carol Robbins

Thank you, Gary. We are now ready for our first question.

QUESTIONS AND ANSWERS

Operator

We will now begin the question-and-answer session. To ask a question, you may press star then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two. At this time, we will pause momentarily to assemble our roster.

Our first question is from Brian Martin with Janney Montgomery. Please go ahead.

SB Financial Group

January 24, 2020 at 11:00 a.m. Eastern

Brian Martin

Mark, if maybe you want to start, just maybe give a little bit of thought, or Tony, on just kind of the mortgage outlook. I mean, obviously a strong quarter here, a strong second half of the year just given the rate environment we’re in, and just your thoughts on production next year, and just how you’re thinking about that business as you go forward here. I think you mentioned that the indie market sounded like it's got some room for upside there, if you could give an update on that market, and if you’re adding staff there, just what would drive that growth there?

Mark Klein

Sure. Thanks, Brian. Again, nice to have you with us. We remain very bullish on the business line as we disclosed $445 million, the best ever. We're looking at some opportunities to expand that business line, albeit with a lift out or two to improve production on up to the $500 million and $600 million mark, so we're excited about that. And Brian, we made a clear shift from the refinancing boom to the purchase money boom seamlessly and continued on the volume increasing trends that we've had in the past. We think the business line has great inertia, as we continue to work really hard to develop those single-service households into multiple-service households.

So going forward, we would expect to continue to drive that to a higher level, albeit with the indie market that is not performing as we had hoped in 2019, but clearly with the addition of a couple lenders there and hopefully another one or two here shortly we’ll get that thing back on track to do that $35 million or $50 million per year that we think we're capable of. And I would be disappointed if we didn’t deliver that, Brian, in the 2020 year in indie and, again, similar levels of production that we have in mind across our entire footprint for 2020.

Brian Martin

Okay, and the lift-outs, Mark, would those be in existing markets, or would you look at entertaining going to new markets?

Mark Klein

The answer, Brian, would be yes. They’re an existing market and would take us to the fringes of some new markets, and we're extremely excited about that opportunity. We've begun to leverage our Encompass platform, that certainly is one of the best in the market, and we know that mortgage originators and backroom alike like that platform. And we also have our Chief Technology Innovation Officer with us today, Ernesto Gaytan, that's driving that platform and all those initiatives to make us more efficient in the backroom so that we can use AI to drive that up to the $600 million and $700 million without adding more people.

Brian Martin

Got you. Okay and just to be clear, Mark, just your thoughts on — if you're not successful in adding staff or lift-outs this year, can the production in mortgage be greater next year, given the current infrastructure and staff that you have, or is it more contingent on getting some more staff in there and possibly doing some lift-outs?

Mark Klein

Well, we pay well, so our front-end mortgage origination platform certainly knows how the process works, and I know we're in the midst now of 3% on a 15-year, 3.625% on a 30-year, so our pipeline has begun to fill. We remain bullish on our ability to not only take market share, but to also generate loan sale gains in that arena, and potentially, of course with lower rates comes more volume, which also brings on additional amortization and/or impairment.

SB Financial Group

January 24, 2020 at 11:00 a.m. Eastern

But Tony, I know, you have some thoughts. How's our pipeline running right now?

Tony Cosentino

Yes, I think, Brian, just to add on Mark's comments, it was a strange year obviously in mortgage in 2019. We did 68% to 70% of our volume in the back half of 2019. The front half of 2019 at basically $150 million was, in our minds, a pretty dead market. I would say we're running at between 30% to 35% higher for this first half of 2020 than we did in the first half of '19. I don't know that we’ll repeat the second half of 2019 in 2020. So, I think we’ll be a little bit better, say 30%, in the first half of '20 than we were in '19 and we’ll probably be a little less, 10% to 15% less, in the second half. I think we both would be disappointed if we didn't eclipse the $400 million mark in 2020.

Mark Klein

The other wildcard, and good statement, Tony. The wildcard, Brian, is obviously the lift-out and the generally imminent opportunities we have to take market share, because I think people that we talk with know that we know the business line and that we can do it right, and where everybody can generally win versus the way many banks mess up that business line, which is they see what MLOs are making and they want to change it all around. We think we have a model that works and we have individuals that want to stay on our bus, and we think we can continue to drive that up in the $500 million and $600 million and $700 million.

Brian Martin

Got you. Okay. Tony, the gain on sales, the kind of margin in the quarter and just how you’re thinking about it for next year, any real change in that 225 to 220 range on gain on sale? Is that still a good level to think about?

Tony Cosentino

Absolutely. A couple of things. Obviously, we had the residential loan sale of $11 million that we had been working on for some time and pricing kind of finally got in our favor in Q4. And so I think that elevated, because we were about 2.4% in Q4. But as you and I have talked about that, that 225 range has been fairly consistent for us, and I anticipate that continuing. We are continuing to look at pricing opportunities in the way we price, and I think, if we're able to achieve a couple of those in 2020, we’re going to get a few more basis points. We’re going to look at some servicing release-type businesses that I think will expand our profitability on some of our products. But I think in terms of modeling, yes, that 225 range seems appropriate.

Brian Martin

Okay, perfect. I appreciate it. And then maybe just a quick question on the loan growth outlook for 2020. I know you mentioned in this quarter about the payoffs and obviously you have the mortgage sale which made it look a little bit — I guess there was less growth in the quarter, but just your outlook for the pipeline and just your thoughts on payoffs, if you expect that trend to continue or that may be dissipated a bit here as you go into 2020?

Mark Klein

Brian, just a couple of high-level comments, and Jon can certainly opine here. But clearly, the headwinds around the marketplace, extremely low rates and many of those low rates, even the payoffs that we mentioned from the end of last year, came on the heels of just our inability to want to match some of those rates. So, the competition is there, and as we all know, margins are going to be pressured, but we continue to find, and we continue to drive our model with high level market executives.

So, I would expect, and Jon can weigh in here, but based on our budget and based on where we think we can go and our ability to bring on lower cost, core transactional deposits to keep margins somewhat steady, is really going to be the focus. But I would be really disappointed if we didn't keep on really our median level pure growth numbers.

But handing it off to Jon with that key commitment there, I guess. So, Jon, how do you feel about that?

SB Financial Group

January 24, 2020 at 11:00 a.m. Eastern

Jon Gathman

No, I agree with Mark. I think two things affected us in the third and fourth quarter last year. As we talked about, our unwillingness to go out on the yield curve where there's no real incremental benefits taking rate duration, we've just decided to maintain our pricing discipline because we really think we can play that money elsewhere at higher yields and/or without taking that longer rate duration. Secondly, as Tony alluded to in his prepared comments, we saw a number of clients, with real estate prices where they are and cap rates where they are, just take advantage of selling. It also creates some loan opportunities for us.

As Mark said, I'm very optimistic. I feel very good about our pipeline entering 2020 here in January, and we have some great things on the horizon. And I agree with Mark, I feel very confident about hitting our benchmarks here in 2020.

Brian Martin

That’s helpful. Maybe just jumping into the margin for a minute, it sounded as though, obviously, the slowdown in pressure on the funding side was positive, and it also sounded like the loan yields were, I guess, holding in there reasonably well. Just how are you guys thinking about the margin in 2020 kind of from a high level? Is there still some downward pressure? Is that kind of your expectation?

Mark Klein

I think, Brian, we expect stabilization in 2020. I think we've felt most of the pain on the funding side. Having said that, I think the challenge to our bankers on the street is lower cost, treasury management funding is going to be critical to us. We've made some changes operationally that we think will be helpful to us, but if we're not able to achieve that, then I think we're subject to the whims of the marketplace.

And there's no question in almost all of our markets, rate competition is still fairly significant. I think we feel pretty good about the loan side. We've walked away from some deals that we didn't feel pricing was appropriate, and I think were able to get what we need on the loan side. But I think funding, like all community banks of our size, is our biggest challenge.

Brian Martin

So, are funding costs still going up next quarter, Tony, or is your expectation with rates where they are now, they're stable or they could actually go down a little bit?

Tony Cosentino

I would suspect the interest expense costs will be stable to slightly down in the first quarter of 2020.

Mark Klein

Brian, I think our all-in number is right around 1% on a marginal cost basis.

Brian Martin

On the deposit side?

Mark Klein

On the deposit side. And so marginal cost of funding we know is higher than that, so it's going to be pressured. There's no question about it, particularly in light of what we're seeing on the competitive arena.

Brian Martin

Yes, okay. Tony, in the context of stabilization on a year-over-year basis, are you talking from the fourth quarter levels, just so I understand the context of — I think the margin was about, was it 3.67% or 3.68% in the fourth quarter and then it was maybe in the 3.80% range for the year?

SB Financial Group

January 24, 2020 at 11:00 a.m. Eastern

Tony Cosentino

Yes. So, deposit cost will be down in Q1 versus Q4, but margin, if you look out on a year-over-year basis, I think will still trend down anywhere from that 8 basis points to 12 basis points. About mid-year, maybe by third quarter, I think we'll start to be in full stabilization on a year-over-year basis.

Brian Martin

Got you, okay. That's helpful. And how about just jumping to capital management, just kind of the buyback expectations about maybe completing that and then just maybe from an M&A perspective, how conversations are going these days on that front?

Tony Cosentino

Sure, I'll talk about the capital first. Obviously, the conversion was big, or in terms of getting that out of the way, I think that adds some simplicity to our capital structure and allows, I think, the marketplace to understand our capital structure. In terms of the buyback, we bought back 285,000 shares or so in 2019 for about $4.9 million, of which we did $36,000 or so, about $600,000 in the fourth quarter.

I would say we didn't do as much volume in the fourth quarter as we anticipated. It just didn't seem to be as much opportunities. We obviously have a current allocation of another 190,000 shares or so when we expect to begin that back up here in the mid-part of Q1, which we think is appropriate, still given where our pricing is and where our valuation is.

Mark Klein

Brian, from the M&A perspective, as we've mentioned a couple of times, we continue to drive the opportunities for lift-outs of the general mortgage business line, which we're working on as we speak. And we're also closing in on, hopefully, an opportunity to make an announcement soon with regard to a potential acquisition we've been working on for some time. No guarantees yet, but we continue to work diligently on that opportunity. And we're not going backward on what we said before, we're still optimistic about that.

Brian Martin

Okay, perfect. Maybe just the last two from me. Just credit quality, obviously, the numbers are very strong. Is there anything out that is concerning or on the horizon that would lead to increased provisioning this year, given where we are in the cycle or I guess, is credit just as good as it looks?

Jon Gathman

This is Jon. I think that's a fair assessment. I think at this point we're looking at our portfolio and it's strong as it's been, as it is for a lot of banks at the moment. That said, we're trying to look around the corner, as everybody is, trying to determine when the cycle is going to turn, whether that's in 2021 or 2022, and considering strengthening our provision and allowance as we head into that period as well with CECL coming. But, no, at the moment, our credit quality, we haven't seen any deterioration, including delinquency, which obviously is a precursor. We feel very good about that here as we sit in 2021, mindful of an impending cycle change at some point in the future.

Mark Klein

And just one comment, Brian. One thing we've talked about at length before is that we have multiple sets of eyes looking at credits. So, we don't hand out a lot of lending authority to our lenders. I mean, we'd like to think that multiple eyes are going to give us a better process and we'll certainly find out if that's true, if and when the credit cycle turns. But at this juncture, we're pretty positive about what we've done from a leverage and liquidity perspective of our clients.

SB Financial Group

January 24, 2020 at 11:00 a.m. Eastern

Brian Martin

Okay. That's helpful. And just maybe the last two for me was, the SBA, I think you talked about some of the volatility with rates and the challenges have presented in 2019, I guess, are — do you think some of that's behind you, where maybe that contribution will be a little bit greater this year, based on kind of maybe the market conditions and where rates are?

Mark Klein

Well, just a high-level comment, of course, the antithesis of getting good rates would be high-risk clients. So, we want the best clients and the higher rates, and those don't typically go hand-and-glove. So, we've taken less yield in the spirit of identifying and booking great credits. That said, our SBA five years ago, when we developed that business line and produced $64 million in loans, that was our answer to incrementally taking more risk as a result of a pristine loan portfolio, all in the spirit of driving margins a little wider.

But I know, Jon, you certainly have some perspective on the competitive nature of the landscape in generally all markets, not just some. I know they're all competitive, some maybe more than others.

Jon Gathman

No. And I think that your comment, yes, as rates move down generally, we see SBA volume increase. That said, the other headwind is with great asset quality a lot of banks are doing what would have ordinarily been SBA credits conventionally, so that's probably the headwind we see here both in '19 and heading into '20. But we have some very good initiatives to continue to branch that out, both on a traditional client by client basis, but also with partnering with some other organizations and institutions to widen our net. So, we feel good that we'll continue to build on our success in the past few years and '19 heading into '20.

Mark Klein

Brian, one comment, one thing I think that we can all managerially here take comfort in is that we've initiated probably, what, $70 million in swaps, Jon, maybe plus or minus? And of course it takes one of the elements of risk off our clients, which is interest rate risk, and hopefully builds an opportunity for eventually someday ever rates to increase, which we would benefit on that, but our clients would enjoy the fixed rate world that we've enabled them to have as a result of our ability to launch that swap strategy. So, that's good for both sides, and I think that will be one of the issues that will emerge as the markets potentially change.

Brian Martin

Got you. Okay. That's helpful. And last one was just on expenses and kind of efficiency. As you guys think about 2020, maybe, Tony, just your high-level thoughts on kind of with the rate of expense growth and I guess the expectation that there is still some positive operating leverage in 2020, is that how you guys are targeting the year?

Tony Cosentino

Yes, I'd say in expenses, obviously, the title agency not being there in the prior year, kind of a year-over-year comparison, you have a little bit of noise from that. I think obviously the significant level of mortgage volume, given how we pay on commissions, we start to get people into higher tiers as volume goes up, I think we encountered some of that, which would be abnormal relative to a normal mortgage volume year. And I do think positive operating leverage is how we've designed our 2020 budget. Our expectation is we're going to grow revenue or hold down expenses, one of those two. I know Mark feels the same way. So I think that is a key component to our 2020 plan.

SB Financial Group

January 24, 2020 at 11:00 a.m. Eastern

Mark Klein

And Brian, full disclosure, Ernesto is in here, our Chief Technology Innovation and Operations Officer, but clearly, we have identified some initiatives to capitalize on the disruptive innovation in the marketplace today that's going to require us to make some expenditures in the technology platform that's going to cost us some more money upfront in the spirit of making us more efficient one, two, three years from now.

So, Ernesto, I know you're certainly bullish on the deployment of sales force and certain profitability platforms.

Ernesto Gaytan

Yes, I think there are certain key platforms that can help us to propel our growth in the future, and we'll continue to look closely to artificial intelligence and machine learning to make us more efficient as a company.

Mark Klein

We’ve got to do more with less, and that’s the spirit of 2020. If we were 100% optimistic three years ago, we’re about 75/25 today, so in the spirit of constraints, to drive top line revenue and again do more with less is really the spirit of 2020.

Brian Martin

Got you, okay. Perfect. I appreciate taking all the questions and the great insights. So, nice quarter and thanks for everything.

CONCLUSION

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Mark Klein for any closing remarks.

Mark Klein

Once again, thanks for joining us. We look forward to speaking with you all again in April, when we will disclose and report on our first quarter 2020 results. Goodbye.

Operator

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.

SB Financial Group

January 24, 2020 at 11:00 a.m. Eastern